Free-Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-130051

JPMORGAN structured investments	For Broker Dealer/Advisor Use Only Quick Reference Guide Principal Protected Investment

Hotline: 1-800-576-3529

The discussion contained on the facing page is for educational and illustrative purposes only.  The preliminary and final terms of any securities offered by JPMorgan Chase & Co. will be different from those set forth in general terms in this Quick Reference Guide and any such final terms will depend on, among other things, market conditions on the applicable launch and pricing dates for such securities.  Any information relating to performances contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results, whether historical or hypothetical, will be achieved.  The information in this Quick Reference Guide is subject to change, and JPMorgan undertakes no duty to update these materials or to supply corrections.  This material shall be amended, superseded and replaced in its entirety by a subsequent preliminary or final term sheet and/or pricing supplement, and the documents referred to therein, which will be filed with the Securities and Exchange Commission, or SEC.  In the event of any inconsistency between the materials presented in the following pages and any such preliminary or final term sheet or pricing supplement, such preliminary or final term sheet or pricing supplement shall govern.

This material is not a product of JPMorgan's Research Departments and is not a research report.  This material is produced by the Structured Investments Group, which proposes structured investment ideas for JPMorgan clients.  Unless otherwise specifically stated, any views or opinions expressed herein are solely those of the Structured Investments Group and may differ from the views and opinions expressed by JPMorgan's Research Departments or other departments.  Research reports and notes produced by the firm’s Research Departments, as well as disclosures of conflicts, are available from your firm contact or at the firm’s research website: http://www.morganmarkets.com

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors.  The products described herein should generally be held until maturity as early unwinds could result in lower than anticipated returns.  This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.  Investors should consult with their own advisors as to these matters.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

JPMorgan and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or derivatives of the same), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations of, issuers mentioned herein.  JPMorgan is a marketing name for the investment banking businesses of JPMorgan Chase & Co., which are comprised of a combination or entities, including J.P. Morgan Securities Inc. --  a member of the NYSE, of other national and regional exchanges, and an NASD registered broker-dealer.

In the event that JPMorgan Chase & Co. were to offer structured investments or securities and you were to purchase any such securities, JPMorgan Chase & Co. and each of its affiliates participating in such distribution, if any, will not act as a financial advisor or a fiduciary to, or an agent of, you or any other person with respect to any offering of such securities (including in connection with determining the terms of the offering).  Additionally, neither JPMorgan Chase & Co. nor any of its affiliates will act as adviser to you or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  Structured investments and securities of JPMorgan Chase & Co. are complex instruments and the tax law applicable to them is unclear.  In connection with any offering of structured investments or securities by JPMorgan Chase & Co., you should consult with your own advisors concerning legal, tax, investment, accounting and regulatory matters and you shall be responsible for making your own independent investigation and appraisal of any such transactions, and JPMorgan Chase & Co. and its affiliates shall have no responsibility or liability to you with respect thereto.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.  Before you invest in any offering of securities by JPMorgan Chase & Co., you should read the prospectus in that registration statement, each prospectus supplement, as well as the particular product supplement, term sheet and any other documents that JPMorgan Chase & Co. has filed with the SEC relating to such offering for more complete information about JPMorgan Chase & Co. and the offering of any securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the particular offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

Quick Reference Guide Last update: 10/2007

JPMORGAN structured investments	For Broker Dealer/Advisor Use Only Quick Reference Guide Principal Protected Investment

Overview
Principal Protected Investments, or “PPIs” are a type of Structured Investment that combine principal protection with the benefits of participation in diverse underlyings.  JPMorgan develops new PPI products each month for clients desiring full principal protection in combination with the potential upside of various asset classes including but not limited to equities, commodities, FX and interest rates.

•	Please visit www.jpmorgan.com/si for more information

Investment Details
•	Maturity dates of 1 to 7 years.
•	Principal protected at maturity.
•	Most of the principal amount will be invested into a zero coupon bond that has a future value equal to the initial investment as long as the note is held until maturity.
•	Remaining capital after purchase of the zero coupon is invested into call options which are linked to underlying assets such as equities, commodities and foreign currencies.
•	At maturity, the investor receives the principal amount, as well as the investment’s predetermined participation rate on the upside.

Note:  ‘Participation Rate’ is at times expressed as the ‘Leverage Factor’ – A Participation Rate of 110% would denote 1.1 multiplied by the index or basket return.

•	Please see Payout Profile to the right as an example.
•	Specific PPIs are created monthly and accessible at: www.jpmorgan.com/si

Tax Impacts
Qualified Retirement Account:
•	PPIs fit well into a qualified retirement account, such as an IRA.
Unqualified Account:
•	Investments treated as contingent payment debt instruments.
•	Every year interest income is accrued at a comparable yield, which increases an investor’s cost basis in the note.
•	Any amount received at maturity or earlier sale or disposition in excess of adjusted cost basis will generally be treated as interest income.
•	Any loss from the adjusted basis will generally be an ordinary loss and is tax deductible, without limits. This result occurs even if the economic return on the note is positive.

Secondary Markets
•	Structured Investments are recommended as buy and hold investments and JPMorgan does not recommend liquidation before the maturity date.
•	If an investor wants to liquidate before maturity, JPM currently offers and intends to maintain a liquid secondary market.
•	Please keep in mind that prices in the secondary market may be lower than initial investment and fees will reduce the amount your client receives.
•	Real-time bids are published on Bloomberg and jpmorgan.com/si, and can also be attained by calling JPMorgan at 1-800-576-3529.

Positioning
•	Investors who are saving for life’s milestones and therefore do not want to risk losing the principal investment.
•	Examples include those saving for down payments for a house, college tuition, or retirement funds etc.
•	Investors who are hesitant to participate directly in the underlyings, due to the volatility.
•	PPNs combine a safe investment, if held to maturity, with exposure to numerous asset classes.
•	Minimum of principal returned at maturity.

Market View
•	Medium-to-long term investment
•	Bullish market view

Pricing & Fees
•	Pricing, fees and upfront commission vary on each investment created
•	Refer to Pricing Supplement for individual deal pricing
•	Minimum $1,000 investment
•	All prices, participation, protection are net of fees

Payout Profile Example: PPI at Marturity, $100 Investment, 110%Participation
•	These hypothetical returns set forth below for illustrative purposes only.

SELECTED RISK CONSIDERATIONS
•	Principal is protected only at maturity.
•	No annual coupon or dividends paid.
•	Return on the investment may be limited to a maximum return.
•	Certain built-in costs are likely to adversely affect the value of the notes prior to maturity.
•	The notes may not pay more than the principal amount.
•	Certain built in costs are likely to adversely affect the notes.
•	OID treatment in taxable accounts.
•	Liquidity provided at sole discretion of JPMorgan.

Quick Reference Guide Last update: 10/2007